Exhibit 10.27
AGREEMENT
     THIS AGREEMENT (“Agreement”) is made as of the 16th day of August, 2005 (“Agreement Date”), among M. CLIFTON McCLURE and ROBERT M. CALLAGHAN, trustees of the NYC Land Trust, D. MICHAEL ATKINS and ROBERT M. CALLAGHAN, trustees of the Sixty-four-616 Land Trust, M. CLIFTON McCLURE and ROBERT M. CALLAGHAN, trustees of the One Ninth Land Trust, S-V ASSOCIATES, a Virginia general partnership, as the record owners, and WENDELL W. WOOD, as the beneficial owner (collectively, “Owner”) and HM ACQUISITION GROUP, LLC, a Virginia limited liability company (the “Company”); and HM CAPITAL GROUP, LLC, a Virginia limited liability company (“Purchaser”).
Background:
     A. The Company was formed solely to acquire certain unimproved real property located in Albemarle County (“County”), in the Commonwealth of Virginia, estimated to consist of 78-acres of land, more particularly described on Exhibit A attached hereto (the “Land”) known as “Area A of Hollymead Town Center”, for the purpose of investing in such real property for a mixed-use commercial and residential project.
     B. The Company holds fee title to the Property (as defined below). Owner owns all of the outstanding membership interests in the Company. Purchaser desires to acquire all of the membership interests in the Company from Owner.
Agreement:
     In consideration of the mutual agreements herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions:
1. DEFINITIONS
     1.1 “Assignment” means an Assignment of Membership Interests in the form attached hereto as Exhibit B, duly executed by Owner, so as to convey to Purchaser all of the Membership Interests.
     1.2 “Broker” means David Foulk or Frank S. Phillips Mortgage Company.
     1.3 “Closing” each mean such time as the Assignment is delivered to Purchaser.
     1.4 “Closing Agent” means Chicago Title Insurance Company, Attention: Traci Harris, 1129 20th Street, NW, Suite 300, Washington, DC, Telephone: 202-263-4716, Facsimile: 202-466-5080.
     1.5 “Documents” means all information and records possessed by Owner or to which Owner has reasonable access relating to the Property, the physical condition thereof, and/or the use and development of the Property including, without limitation, the most recent property tax bills, title information, surveys, environmental testing, assessments, and reports, engineering reports, soils reports, studies, test results, surveys, and including any architectural, design, and development information pertaining to the Property such as site plans, drawings, correspondence with municipal zoning and planning departments and other governmental authorities and agencies with jurisdiction over the Property, materials relating to any litigation, condemnation, or other proceedings affecting the Property.
     1.6 “Environmental Law” means any law, statute, ordinance or regulation pertaining to Hazardous Materials, health, industrial hygiene or the environment including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation and Liability Act of 1980) and RCRA (Resources Conservation and Recovery Act of 1976).

     1.7 “Hazardous Materials” means any asbestos, petroleum, petroleum product, dry cleaning solvent or chemical, biological or medical waste, “sharps” or any other “hazardous substance,” “toxic substance,” “hazardous waste” or “hazardous material” as defined in or regulated by any Environmental Law in effect at the pertinent date or dates.
     1.8 “Membership Interests” means the interests in the Company held by each of the Owners as Members, being all of the outstanding equity interests in the Company.
     1.9 “Permitted Exceptions” means only the following interests, liens and encumbrances:
           (a) Liens for ad valorem taxes and assessments not yet due; and
           (b) Other matters reflected in the Title Commitment and approved by Purchaser.
     1.10 “Property” means the Land owned by the Company as described on Exhibit A attached hereto together with all improvements located thereon, all appurtenances to such real property and improvements, and all rights appurtenant to such real property.
     1.11 “Purchase Price” means the sum of Forty Nine Million Dollars ($49,000,000.00) to be paid on account of the purchase and sale of the Membership Interests.
     1.12 “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.
     1.13 “Survey” means a map of a stake survey of the Property prepared by a licensed surveyor at the request of Purchaser, which complies with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and is dated not earlier than the Agreement Date, and which is certified as of the date said survey was made to the Company and the Title Company.
     1.14 “Title Commitment” means a title commitment issued by the Title Company for the Property.
     1.15 “Title Company” means Ticor Title Insurance Company, Attention: Selina Parelskin, 9150 Wilshire Boulevard, Suite 100, Beverly Hills, CA 90212, Telephone: 310-432-4707, Facsimile: 310-285-0299, through its local agent, Chicago Title Insurance Company.
     1.16 “Title Policy” means a 1970 ALTA Form B Owner’s Policy of Title Insurance, issued by the Title Company, in the amount of $52,000,000 insuring in the Company marketable, fee simple title to the Property, in a form acceptable to Purchaser and subject only to the Permitted Exceptions.
2. RESERVED
3. PAYMENT OF PURCHASE PRICE
     3.1 Initial Payment. At Closing, Purchaser shall pay the Purchase Price on account of the Membership Interests, as follows (subject to credits, charges and adjustments as provided below):
          (a) Cash in the amount of $9,000,000.00 (the “Cash Payment”).
          (b) A promissory note in the amount of $40,000,000 (the “Note”), secured by a first lien deed of trust encumbering the Property (the “Deed of Trust”), the form of which will be mutually agreed upon by

Purchaser and Seller prior to Closing. The Note shall bear interest at the rate of 8% per annum, payable one-half currently on a monthly basis and one-half at maturity, with principal due and payable in annual installments of $10,000,000 on the first, second, third and fourth anniversaries following the Closing, at which time all outstanding amounts shall be due and payable, subject to satisfaction of the following conditions:
               (i) Owner shall, on or before the first anniversary following the Closing, have completed the site work described in the Land Finish Schedule attached hereto as Schedule 1 (the “Site Work”).
               (ii) Purchaser shall have the right to extend the first principal installment for a period of three months, provided that all interest accrued for the first year is paid currently rather than deferred until maturity.
     The Deed of Trust will include provisions for release of each of the parcels composing the Property on terms more particularly provided therein.
4. CLOSING.
     The transactions contemplated by this Agreement shall be performed through a closing and settlement with Closing Agent, on August 16, 2005, or as soon thereafter as the conditions to closing described in Section 11 hereof have been satisfied (the “Closing Date”), in person or by mail, as may be agreed by the parties.
     4.1 Prior to the Closing Date, Owner shall deliver to Closing Agent:
          (a) An Assignment of Membership Interests, in the form attached hereto as Exhibit B (the “Assignment”), along with a resignation, duly executed by the managing member of the Company;
          (b) Payoff instructions for the current deed of trust financing encumbering the Property;
          (c) A FIRTA Certificate in the form attached hereto as Exhibit F (the “Certificate”);
          (d) An owner’s affidavit, gap affidavit and such further instruments of conveyance, transfer and assignment and other documents as may reasonably be required by the Title Company in order to effectuate the provisions of this Agreement and the consummation of the transactions contemplated herein;
          (e) Resolutions authorizing the transactions described herein and the authority of the signatories of the closing documents, certified by the appropriate authority;
          (f) Such other documents as Purchaser or Title Company may reasonably request to effect the transaction contemplated by this Agreement; and
          (g) All Documents relating to the Property.
     4.2 On the Closing Date, Purchaser shall deliver to Closing Agent:
          (a) The Cash Payment;
          (b) A duly executed counterpart of the Assignment;
          (c) The Note and Deed of Trust, duly executed by Purchaser;
          (d) Resolutions authorizing the transactions described herein and the authority of the signatories of the closing documents, certified by the appropriate authority; and

          (e) Such other documents as the Title Company may reasonably request to effect the transaction contemplated by this Agreement.
     4.3 Disbursements and Other Actions By Closing Agent. On the Closing Date, Owner and Purchaser shall each approve a closing statement itemizing the adjustments and disbursements to be made at Closing and, subject to the satisfaction of the conditions to closing herein contained, Closing Agent will promptly thereafter undertake all of the following:
          (a) Deliver to Owner the Cash Payment, and less the amount of all items, costs and prorations chargeable to the account of Owner;
          (b) Deliver the Assignment and the accompanying resignation to Purchaser;
          (c) Cause the Title Company to issue the Title Policy to the Company; and
          (d) Deliver the Note to Owner and cause the Deed of Trust to be recorded.
     4.4 At Closing, Owner shall be responsible for payment of:
          (a) The brokerage commission payable pursuant to a separate agreement between Owner and Broker;
          (b) The cost of satisfying any liens or encumbrances on the Property;
          (c) The cost of curing any Title Defects.
     4.5 At Closing, Purchaser shall be responsible for payment of:
          (a) The cost of the Title Policy and the Survey;
          (b) Closing Agent’s fees and costs;
          (c) The cost of recording the Deed and the Deed of Trust.
     4.6 Prorations.
          (a) All non-delinquent real estate taxes, assessments and special taxes on the Property (collectively, the “Taxes”) shall be prorated as of the Closing based on the actual current tax bills. Credits due the Company, as grantee, shall reduce the amount of Cash Payment, and credits due Owner shall increase the amount of the Cash Payment due at Closing. All supplemental real property taxes billed before or after the Closing which are allocable to periods prior to the Closing shall be paid promptly by Owner, including without limitation taxes attributable to change in land usage or the change in ownership of the Property prior to the Company’s acquisition of the Property. Any tax refunds received by the Company which are allocable to the period prior to the Closing shall be paid by the Company to Owner.
          (b) All prorations shall be made as of the date of the Closing based on a 365 day year or a 30 day month, as applicable.
          (c) Prior to Closing, Owner shall distribute all assets of the Company other than the Property to its members, and Owner shall assume and undertake to perform all liabilities and obligations of the Company, actual or contingent, known or unknown, other than the obligation to pay non-delinquent taxes and assessments, and shall indemnify, defend and hold Purchaser and the Company harmless from and against all claims, costs and expenses, including attorneys’ fees, arising therefrom. The provisions of this Paragraph 4.6 shall survive Closing.
5. TITLE INSURANCE; INSPECTIONS
     5.1 Title Insurance. Purchaser shall obtain the Survey and shall review the condition of title to the Property, and shall have the right to notify Owner in writing prior to Closing of any matters shown of record on the title to the Property and, if applicable, encroachments or other items shown on the Survey, of which Purchaser disapproves (collectively, “Title Defects”). Owner shall notify Purchaser whether Owner intends to cure any Title Defect or other objection. If Owner elects to cure, Owner shall use diligent efforts to cure the Title Defects and/or objections. If Owner elects not to cure or if such Title Defects and/or objections are not cured, Purchaser shall have the right, in lieu of any other remedies, to: (i) receive a return of the Cash Payment, together with all interest accrued thereon; or (ii) waive such Title Defects and/or objections.
6. WARRANTIES, REPRESENTATIONS AND COVENANTS OF OWNER
     Owner warrants and represents as follows as of the date of this Agreement and as of the Closing and where indicated covenants and agrees as follows:
     6.1 Title; Organization; Validity; Conflict. The Company is the fee owner of all of the Property, and at Closing title to the Property to free and clear of all liens, claims, liabilities and encumbrances other than the Permitted Exceptions. S-V Associates is a partnership, duly formed and validly existing under the laws of the Commonwealth of Virginia. Each of the parties composing Owner which is a trust is a duly created and validly existing trust formed under the laws of the Commonwealth of Virginia, and each trustee has the power and authority under the respective trust agreements to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered and is enforceable against each of the parties composing Owner in accordance with its terms and all agreements, instruments and documents contemplated hereby to be executed by Owner will be as of the Closing duly authorized, executed and delivered and enforceable against Owner in accordance with their terms. Neither the execution and delivery of this Agreement by Owner nor the consummation by Owner of the transaction contemplated hereby (a) requires any further consent or approval, (b) conflicts with or constitutes a default under any organizational documents or any other agreement, contract, instrument or document, or (c) violates any court order or other governmental requirement.
     6.2 The Company. The Company is a Virginia limited liability company, duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia. Concurrently herewith, Owner shall deliver to Purchaser all documents relating to the formation and operation of the Company, including the articles of formation filed with the Virginia Secretary of State, and the operating agreement of the Company (including any amendments, modifications or supplements thereto) as executed by Owner. Owner owns all of the Membership Interests, free and clear of any and all encumbrances, rights or claims of any third parties.
     6.3 Sale Agreements; Leases; Contracts; Owner Documents. The Property is not subject to any outstanding agreement(s) of sale, option(s), or other right(s) of third parties to acquire any interest therein, except for this Agreement. There are no leases, other occupancy agreements or licenses permitting persons to occupy or use any portion of the Property, either oral or written, which would bind the Company or encumber the Property after the Closing. Except as shown in Schedule 2, there are no management, service, maintenance, utility or other contracts or agreements affecting the Property, oral or written, which would bind the Company or encumber the Property after the Closing. Concurrently with the execution and delivery of this Agreement, Owner will deliver to Purchaser copies of each Review Document.
     6.4 Litigation; Condemnation. There is no litigation or proceeding pending, or to the best of Owner’s knowledge, threatened against Owner relating to the Property. Neither the whole nor any portion of the Property, including access thereto or any easement benefiting the Property, is subject to temporary requisition of use by any governmental authority or has been condemned, nor is there now any pending or planned condemnation, requisition or similar proceeding against the whole or any portion of the Property, including access thereto or any easement benefiting the Property, excluding an action with regard to road improvements which will be dedicated to public use, as more particularly described on Schedule 1-B.
     6.5 Assessments; Zoning; Governmental Notices. Owner has paid all taxes, assessments, and other charges affecting or relating to the Property and no new assessments are known to affect the Property. The proposed use of the Property for commercial and residential purposes is consistent with the comprehensive plan of Albemarle County. Owner has not entered into any commitments or agreements with any governmental authorities or agencies affecting the Property that have not been disclosed in writing to Purchaser nor received any notice from any governmental authorities or agencies of uncured violations at the Property of building, fire, air pollution or zoning codes, rules, ordinances or regulations, environmental and hazardous substances laws, or other rules, ordinances or regulations relating to the Property.
     6.6 Environmental Matters. Owner has not, and has no knowledge of any other person who has, caused any Release, threatened any Release, or disposal of any Hazardous Material at the Property and Owner has not used any Hazardous Material at the Property and has no knowledge of any other person doing so. To the best of Owner’s knowledge, the environmental condition of the Property is as documented in the Phase I Environmental Assessment dated April 5, 2005, prepared by Jeffery Sitler, PE.
     6.7 Deleted.
     6.8 Access to Documents. Owner has provided Purchaser with copies of or access to all Documents in its possession materially impacting all or any part of the Property, or the development of all or any part of the Property.
     6.9 Certification. Owner (and none of the parties composing Owner) is not a “foreign person” within the meaning of Sections 1445 or 897 of the Internal Revenue Code, and at Closing will, execute and deliver the Certificate, or if Owner fails to do so, Purchaser may deduct and withhold from the Cash Payment such amounts as may be required by Purchaser in order to satisfy its tax withholding obligations under Federal and State laws.
     6.10 Commissions. Owner shall be responsible for all brokerage commissions, finder’s fees and other like payments payable in connection with this Agreement and/or the transaction contemplated herein.
     The obligations of Owner pursuant to this Section 6 shall survive Closing.
7. WARRANTIES AND REPRESENTATIONS OF PURCHASER
     Purchaser hereby warrants and represents as of the date of this Agreement and as of the Closing and where indicated covenants and agrees as follows:
     7.1 Organization; Authority. Purchaser is duly organized, validly existing, and in good standing under the laws of the state of its formation. Purchaser has the full power and authority to execute, deliver and perform its obligations under this Agreement.
     7.2 Authorization; Validity. This Agreement and all agreements, instruments and documents herein provided to be executed by Purchaser are and as of the Closing will be duly authorized, executed and delivered by and are and will be binding upon Purchaser.
     7.3 Commissions. Purchaser has neither dealt with nor does it have any knowledge of any broker or other party who has or may have any claim against Purchaser, the Company or Owner for a brokerage commission or finder’s fee or like payment arising out of or in connection with the transaction provided herein.

8. RESERVED
9. RESERVED
10. CONDITIONS PRECEDENT
     10.1 Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser under this Agreement and the Note is subject to satisfaction (or written waiver by Purchaser) of each of the conditions set forth below on the Closing Date and each payment date:
          (a) Owner’s warranties and representations under this Agreement shall be true and correct (without regard to any qualifications or limitations based on knowledge).
          (b) All obligations of Owner contained in this Agreement, shall have been fully performed in all material respects and Owner shall not be in default under any covenant, restriction, right-of-way or easement affecting the Property.
          (c) The Property being free and clear from any persons and entities, leases, temporary occupancy agreements, licenses, and all other third-party rights of use or occupancy of the Property or any part thereof.
          (d) The Title Company shall have issued or irrevocably committed to issue the Title Policy, subject only to the Permitted Exceptions.
     10.2 Conditions Precedent to Owner’s Obligations. The obligations of Owner under this Agreement are subject to satisfaction (or written waiver by Owner) of each of the following conditions or requirements on the Closing Date:
          (a) Purchaser’s warranties and representations under this Agreement shall be true and correct.
          (b) All obligations of Purchaser contained in this Agreement shall have been fully performed in all material respects.
     10.3 Best Efforts. Subject to the provisions of this Agreement, each party shall use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
11. RESERVED
12. POST-CLOSING INDEMNITIES AND COVENANTS
     12.1 Owner’s Indemnity. Should this transaction close, Owner shall indemnify, defend, protect and hold harmless Purchaser and the Company from all claims, demands, liabilities, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Purchaser or the Company by reason of, or on account of, any activities of the Company from its date of formation until the Closing and any breach by Owner of Owner’s warranties, representations and covenants. Owner’s warranties, representations and covenants, and the foregoing indemnity, shall survive the Closing. Purchaser’s and the Company’s rights and remedies provided for herein against Owner shall be in addition to, and not in lieu of all other rights and remedies at law or in equity.

     12.2 Purchaser Indemnity. Should this transaction close, Purchaser shall indemnify, defend, protect and hold harmless Owner from all claims, demands, liabilities, damages, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Owner by reason of, or on account of, any activities of the Company following the Closing and any breach by Purchaser of Purchaser’s warranties, representations and covenants. Purchaser’s warranties, representations and covenants, and the foregoing indemnity, shall survive the Closing. Except as otherwise set forth herein, Owner’s rights and remedies herein against Purchaser shall be in addition to, and not in lieu of all other rights and remedies of Owner at law or in equity.
13. CLOSING AGENT; DEPOSITS
     13.1 Duties. By signing a copy of this Agreement, Closing Agent agrees to comply with the terms hereof insofar as they apply to Closing Agent. Closing Agent shall receive and hold the funds and documents to be held in Escrow in trust, to be disposed of in accordance with the provisions of this Agreement.
     13.2 Tax Identification. Owner and Purchaser shall provide to Closing Agent appropriate Federal tax identification numbers.
14. MISCELLANEOUS
     14.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified, amended or otherwise changed in any manner except by a writing executed by Purchaser, Owner and the Company.
     14.2 Notices. All written notices and demands of any kind which either party may be required or may desire to serve upon the other party in connection with this Agreement shall be in writing and may be delivered (as an alternative to personal service) by registered or certified mail, overnight courier service or facsimile (followed promptly by hard copy) at the addresses set forth below:

As to Owner:

Fax:

As to Purchaser:

Fax:
Any such notice or demand given by reputable overnight courier with postage or charges thereon fully prepaid and addressed to the party to be served at the addresses set forth above shall constitute proper notice hereunder upon delivery to the addressee. Time-stamped facsimile transmission confirmations or attempted transmission confirmations to the facsimile numbers above shall constitute delivery at the time of such transmission or attempted transmission; however, all facsimile sent pursuant hereto shall be followed-up with a hard copy in accordance with the delivery requirements hereof. Refusal to accept delivery or inability to deliver due to change of address shall be deemed receipt.
     14.3 Headings. The titles and headings of the various sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

     14.4 Construction; Severability. In the case of any uncertainty or ambiguity regarding any part of this Agreement, the language shall be construed in accordance with its fair meaning rather than being interpreted against the party who caused the uncertainty to exist. No third parties, including any brokers or creditors, shall be beneficiaries hereof. Wherever the terms “herein,” “hereof,” “hereunder,” and other like words are used, the same shall be deemed to mean this Agreement as a whole, and not merely the particular section or provision in which the respective word appears, unless the context in which the word appears requires otherwise. The unenforceability, invalidity or illegality of any provision hereof shall not render any of the other provisions herein unenforceable, invalid or illegal.
     14.5 Waiver. Except as expressly set forth to the contrary herein, none of the provisions of this Agreement or rights provided herein shall be deemed waived unless waived in writing by the party benefited thereby.
     14.6 Gender; Plural; Singular; Terms. A reference in this Agreement to any gender, masculine, feminine or neuter, shall be deemed a reference to the other, and the singular shall be deemed to include the plural and vice versa, unless the context otherwise requires. The terms “herein,” “hereof,” “hereunder,” and other words of a similar nature mean and refer to this Agreement as a whole and not merely to the specified section or clause in which the respective word appears unless expressly so stated.
     14.7 Deleted.
     14.8 Time of Essence. Time is of the essence of this Agreement.
     14.9 Date of Performance. If the date on which any performance required hereunder is on a weekend or is a national holiday, then such performance shall be required on the next business day thereafter.
     14.10 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia and the parties hereto agree that any litigation between the parties hereto relating to this Agreement shall take place (unless otherwise required by law) in a court located in the County in which the Property is located. Each party waives its right to jurisdiction or venue in any other location.
     14.11 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary set forth herein, Purchaser shall have the right, upon written notice to Owner but without Owner’s consent, to assign Purchaser’s rights and obligations under this Agreement to any other person or entity.
     14.12 Joint and Several Obligations. The obligations and liabilities of NYC Land Trust, Sixty-four-616 Land Trust,, One Ninth Land Trust, S-V Associates and, prior to Closing, HM Acquisition Group, LLC, hereunder shall be joint and several, and any act or notice of or to or refund to, or the signature of, any one or more of these entities shall be fully binding upon each entity.
     14.13 Survival. The obligations of Owner and Purchaser intended to be performed after the Closing shall survive the Closing.
     14.14 Further Instruments. Owner and Purchaser shall perform all acts and make, execute and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement.
     14.15 Exhibits; Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference to the same extent as though such exhibits were included in the body of this Agreement verbatim.
     14.16 Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
OWNER:

/s/ M. Clifton McClure, Trustee	/s/ Robert M. Callaghan, Trustee

M. CLIFTON McCLURE, Trustee of	ROBERT M. CALLAGHAN, Trustee of
the NYC Land Trust	the NYC Land Trust

/s/ D. Michael Atkins, Trustee	/s/ Robert M. Callaghan, Trustee

D. MICHAEL ATKINS, Trustee of	ROBERT M. CALLAGHAN, Trustee of
the Six-Four-616 Land Trust	the Six-Four-616 Land Trust

/s/ M. Clifton McClure, Trustee	/s/ Robert M. Callaghan, Trustee

M. CLIFTON McCLURE, Trustee of	ROBERT M. CALLAGHAN, Trustee of
the One Ninth Land Trust	the One Ninth Land Trust

S-V ASSOCIATES, a Virginia general partnership

By:	/s/ Wendell Wood

Name: Wendell W. Wood
Its: General Partner

PURCHASER:	COMPANY:

HM CAPITAL GROUP, L.L.C.,	HM ACQUISITION GROUP, LLC,
a Virginia limited liability company	a Virginia limited liability company

By: ASSET CAPITAL PARTNERS, L.P., its Sole Member	By:	/s/ Wendell Wood

Name: Wendell W. Wood
Its:

By: ACC GP, LLC, its Managing Partner

By: ASSET CAPITAL CORPORATION, INC., its Managing Member

By:	/s/ Peter Minshall

Peter Minshall, Chief Executive Officer